Exhibit 99.2

Unaudited Pro Forma Condensed Consolidated Financial Statements

The following unaudited pro forma condensed consolidated statements of operations for the fiscal years ended February 3, 2018, February 2, 2019, and the thirty nine weeks ended November 2, 2019 present the Company’s results of operations as adjusted to give effect to the divestiture of certain assets and liabilities of the fye business (the “Transaction”) as if it had occurred at the beginning of the earliest period. The accompanying unaudited pro forma condensed consolidated balance sheet as of November 2, 2019 presents the Company’s financial position as if the Transaction had occurred on November 2, 2019. The unaudited pro forma condensed consolidated balance sheet as of November 2, 2019 reflects the elimination of certain assets and liabilities of the fye business to be sold as part of the Transaction, the elimination of all intercompany accounts, the inclusion of the cash proceeds from the Transaction, the application of such proceeds to repay certain outstanding debt, and the recognition of the estimated loss from the Transaction. The estimated loss on the sale of the fye business will change upon final determination and settlement of post-closing adjustments.

The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the Company’s consolidated financial statements and notes thereto included in the Company’s most recent annual report on Form 10-K for the period ended February 2, 2019 and in the Company’s most recent quarterly report on Form 10-Q for the period ended November 2, 2019.

The unaudited pro forma information below is provided for information purposes only and is not indicative of what the actual financial position or results of operations of the Company would have been had the Transaction actually occurred on the dates indicated, nor does it purport to indicate the future financial position or results of operations of the Company. The pro forma adjustments are based upon available information and assumptions believed to be reasonable in the circumstances. There can be no assurance that such information and assumptions will not change from those reflected in the pro forma condensed financial statements and notes thereto.

TRANS WORLD ENTERTAINMENT CORPORATION AND SUBSIDIARIES
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)
(Dollars in thousands, except per share amounts)

	Historical Trans World Entertainment Corporation Year-ended February 3, 2018	Disposition of fye Business(1)	Pro Forma Adjustments		Pro Forma Trans World Entertainment Corporation Year-ended February 3, 2018
Net sales	$437,173	$(262,714)	$—		$174,459
Other revenue	5,683	(5,683)	—		—
Total revenue	442,856	(268,397)	—		174,459

Cost of sales	299,013	(164,143)	—		134,870
Gross profit	143,843	(104,254)	—		39,589
Selling, general and administrative expenses	167,924	(124,408)	4,547	(2)	48,063
Income from joint venture	(1,787)	—	—		(1,787)
Asset impairment charges	29,107	(29,107)	—		—
Loss from operations	(51,401)	49,261	(4,547)		(6,687)
Interest expense	332	—	(155	)(3)	177
Other loss (income)	(8,881)	149	—		(8,732)
(Loss) income before income taxes	(42,852)	49,112	(4,392)		1,868
Income tax (benefit) expense	(299)	285	—		(14)
Net (loss) income	$(42,553)	48,827	(4,392)		1,882

Basic and diluted (loss) income per share:
Basic and diluted loss per common share	$(23.52)				$1.04

Weighted average number of common shares outstanding – basic	1,810				1,810

Weighted average number of common shares outstanding – diluted	1,810				1,811

Notes:
(1)
Represents the elimination of the operating results of the fye business for the period presented, which is consistent with the terms of that certain Asset Purchase Agreement dated January 23, 2020, by and among Trans World Entertainment Corporation, Record Town, Inc., Record Town USA LLC, Record Town Utah LLC, Trans World FL LLC, Trans World New York, LLC, 2428392 Inc., and 2428391 Ontario Inc., o/a Sunrise Records (the “Asset Purchase Agreement”).

(2)
Represents adjustment for the corporate level expenses of the parent company. Does not reflect (i) income or expenses arising out of the Transition Services Agreement or (ii) certain severance payments that will be payable by the Company in respect of employees not transferred to the Purchaser, which amounts will not be known prior to consummation of the Transaction.

(3)	Represents an adjustment of interest expense assuming that $14.5 million of cash proceeds were received at the beginning of the period and applied to repay debt.

TRANS WORLD ENTERTAINMENT CORPORATION AND SUBSIDIARIES
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)
(Dollars in thousands, except per share amounts)

	Historical Trans World Entertainment Corporation Year-ended February 2, 2019	Disposition of fye Business(1)	Pro Forma Adjustments		Pro Forma Trans World Entertainment Corporation Year-ended February 2, 2019
Net sales	$412,997	$(226,097)	$—		$186,900
Other revenue	5,193	(5,193)	—		—
Total revenue	418,190	(231,290)	—		186,900

Cost of sales	290,116	(142,031)	—		148,085
Gross profit	128,074	(89,259)	—		38,815
Selling, general and administrative expenses	165,222	(111,768)	7,750	(2)	61,204
Asset impairment charges	59,658	(1,946)	—		57,712
Loss from operations	(96,806)	24,455	(7,750)		(80,101)
Interest expense	723	—	(498	)(3)	225
Other income	(227)	227	—		—
Loss before income taxes	(97,302)	24,228	(7,252)		(80,326)
Income tax expense	80	(53)	—		27
Net loss	$(97,382)	24,281	(7,252)		(80,353)

Basic and diluted loss per share:
Basic and diluted loss per common share	$(53.67)				$(44.30)

Weighted average number of common shares outstanding – basic and diluted	1,814				1,814

Notes:
(1)	The elimination of the operating results of the fye business for the period presented, which is consistent with the terms of the Asset Purchase Agreement, as defined herein.
(2)
Represents adjustment for the corporate level expenses of the parent company. Does not reflect (i) income or expenses arising out of the Transition Services Agreement or (ii) certain severance payments that will be payable by the Company in respect of employees not transferred to the Purchaser, which amounts will not be known prior to consummation of the Transaction.

(3)	Represents an adjustment of interest expense assuming that $14.5 million of cash proceeds were received at the beginning of the period and applied to repay debt.

TRANS WORLD ENTERTAINMENT CORPORATION AND SUBSIDIARIES
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)
(Dollars in thousands, except per share amounts)

	Historical Trans World Entertainment Corporation Thirty-nine Weeks ended November 2, 2019	Disposition of fye Business(1)	Pro Forma Adjustments		Pro Forma Trans World Entertainment Corporation Thirty-nine Weeks ended November 2, 2019
Net sales	$223,100	$(125,092)	$—		$98,008
Other revenue	2,510	(2,510)	—		—
Total revenue	225,610	(127,602)			98,008

Cost of sales	152,025	(76,932)	—		75,093
Gross profit	73,585	(50,670)	—		22,915
Selling, general and administrative expenses	95,470	(68,915)	6,525	(2)	33,080
Asset impairment charges	16,035	(16,035)	—		—
Loss from operations	(37,920)	34,280	(6,525)		(10,165)
Interest expense	554	—	(445	)(3)	109
Other loss	388	(388)	—		—
Loss before income taxes	(38,862)	34,668	(6,080)		(10,274)
Income tax expense	223	(192)	—		31
Net loss	$(39,085)	$34,860	$(6,080)		$(10,305)

Basic and diluted loss per share:
Basic and diluted loss per common share	$(21.51)				$(5.67)

Weighted average number of common shares outstanding – basic and diluted	1,817				1,817

Notes:
(1)	The elimination of the operating results of the fye business for the period presented, which is consistent with the terms of the Asset Purchase Agreement, as defined herein.
(2)
Represents adjustment for the corporate level expenses of the parent company. Does not reflect (i) income or expenses arising out of the Transition Services Agreement or (ii) certain severance payments that will be payable by the Company in respect of employees not transferred to the Purchaser, which amounts will not be known prior to consummation of the Transaction.

(3)	Represents an adjustment of interest expense assuming that $14.5 million of cash proceeds were received at the beginning of the period and applied to repay debt.

TRANS WORLD ENTERTAINMENT CORPORATION AND SUBSIDIARIES
PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited)
(Dollars in thousands)

	Historical Trans World Entertainment Corporation as of November 2, 2019	Disposition of fye Business(1)	Pro Forma Adjustments		Pro Forma Trans World Entertainment Corporation as of November 2, 2019
ASSETS
Current assets:
Cash and cash equivalents	$3,073	$—	$—		$3,073
Restricted cash	950	—	—		950
Accounts receivable	4,284	—	—		4,284
Merchandise inventory	101,130	(78,608)	—		22,522
Prepaid expenses and other current assets	4,719	(2,298)	—		2,421
Total current assets	114,156	(80,906)	—		33,250
Restricted cash	5,139	—	—		5,139
Operating lease right-of-use assets	4,987	(2,885)	—		3,404
Fixed assets, net	8,978	(5,574)	—		2,102
Intangible assets, net	2,810	—	—		2,810
Other assets	5,410	(62)	—		5,348
Total assets	$141,480	$(89,427)	$—		52,053

LIABILITIES
Current liabilities:
Accounts payable	$29,994	$(15,429)	—		14,565
Short term borrowings	27,771	—	(14,490	)(2)	13,281
Accrued expenses and other current liabilities	5,584	(131)	—		5,453
Deferred revenue	5,989	(5,989)	—		—
Current portion of operating leases	9,440	(8,918)	—		522
Total current liabilities	78,778	(30,467)	(14,490)		33,821
Operating lease liabilities	16,227	(13,275)	—		2,952
Other long term liabilities	21,600	(2,270)	—		19,330
Total liabilities	116,605	(46,012)	(14,490)		56,103

Shareholders’ equity (Accumulated deficit)	24,875	(43,415)	14,490		(4,050	)(3)
Total liabilities and shareholders’ equity	$141,480	$(89,427)	$—		$52,053

Notes:
(1)
Represents the elimination of certain assets of the fye business sold to the Purchaser and certain liabilities of the fye business assumed by the Purchaser, which is consistent with the terms of the Asset Purchase Agreement. Pursuant to the Asset Purchase Agreement, the Company will retain liabilities and obligations of the fye business not assumed by the Purchaser, including liabilities relating to pending lawsuits (including pending store manager class actions) and liabilities with respect to severance obligations for employees not transferred to the Purchaser. Below represents a reconciliation of previously disclosed fye segment assets and liabilities to the certain assets sold and liabilities assumed by the Purchaser.

fye segment assets as of November 2, 2019	$107,707
Less assets not sold:
Cash and cash equivalents	(2,893)
Restricted cash	(6,089)
Accounts receivable	(2,444)
Prepaid expenses and other current assets	(1,563)
Other assets	(5,291)
fye business assets sold	$89,427

fye segment liabilities as of November 2, 2019	$104,338
Less liabilities not assumed:
Accounts payable	(6,960)
Short-term borrowings	(27,771)
Accrued expenses and other current liabilities	(4,259)
Other long-term liabilities	(19,336	)(i)
fye business liabilities assumed	$46,012

(i)
Other long-term liabilities consist of the Company’s Supplemental Executive Retirement Plan in the amount of $15.8 million and liabilities for uncertain tax positions in the amount of $3.3 million and certain other liabilities

(2)
Represents application of the estimated cash proceeds (without giving effect to $1 million required to be deposited into an escrow account pursuant to the Asset Purchase Agreement) of the Transaction to pay down short-term borrowings, as required under the Company’s existing credit facility. Under the Asset Purchase Agreement, the purchase price for the Transaction varies based on Net Inventory (as defined in the Asset Purchase Agreement) sold to Purchaser as determined as of 12:00 a.m. on February 1, 2020 (the “Effective Time”), subject to post-closing adjustment. As of November 2, 2019, Net Inventory was approximately $56.0 million, short term borrowings were $27.7 million, the purchase price would have been approximately $14.5 million, and, following application of the proceeds of the Transaction to pay down short-term borrowings, approximately $13.3 million of borrowings remained outstanding under the Company’s existing credit facility. The Company’s operations are seasonal and Net Inventory and short term borrowings as of November 2, 2019, are not representative of expected Net Inventory and expected short term borrowings as of the Effective Time. See footnote (3) below for a sensitivity analysis of the estimated Transaction purchase price based on Net Inventory sold. As of January 4, 2020, the most recent fiscal month end, Net Inventory was approximately $44 million, short term borrowings were approximately $10.9 million, and the purchase price would have been approximately $11.5 million. All amounts, if any, remaining outstanding under the Company’s credit facility after application of the proceeds would be immediately due and payable.

(3)
Represents the estimated loss of approximately $29.0 million to be recorded as a result of the divestiture (determined as the estimated net assets sold of $43.4 million less estimated net proceeds of $14.5 million). The estimated loss will change upon the final determination and settlement of post-closing adjustments and other divestiture-related costs. Below represents a sensitivity analysis of the impact on the estimated sale price and estimated loss on divestiture based on a range of possibilities for Net Inventory sold to the Purchaser (in thousands, as determined as merchandise inventory less accounts payable).

Estimated Net Inventory sold to Purchaser	Estimated net assets sold	Estimated sale proceeds	Estimated loss on divestiture
$55,961	$(43,415)	$14,490	$(28,925)
39,000	(19,236)	9,500	(9,736)
40,000	(20,236)	10,000	(10,236)
41,000	(21,236)	10,500	(10,736)
42,000	(22,236)	11,000	(11,236)
43,000	(23,236)	11,250	(11,986)